EXHIBIT 95
MINE SAFETY DISCLOSURES

For the third quarter of 2025, the Company has the following mine safety information to report in accordance with Section 1503(a) of the Act, in connection with the Pittsboro, North Carolina mine, the Little Rock, Arkansas mine, the Corona, California mine, and the Wausau, Wisconsin mine (including Greystone Plant):

Mine or Operating Name/MSHA Identification Number	Section 104 S&S Citations Orders (#)	Section 104(b) Orders (#)	Section 104(d) Citations and Orders (#)	Section 110(b)(2) Violations (#)	Section 107(a) Orders (#)	Total Dollar Value of MSHA Assessments Proposed ($)	Total Number of Mining Related Fatalities (#)	Received Notice of Pattern of Violations Under Section 104(e) (yes/no)	Received Notice of Potential of Violations Under Section 104(e) (yes/no)	Legal Actions Pending as of Last Day of Period (#)	Aggregate Legal Actions Initiated During Period (#)	Aggregate Legal Action Resolved During Period (#)
3M Pittsboro ID: 3102153	—	—	—	—	—	$—	—	No	No	—	—	—
3M Little Rock ID: 0300426	—	—	—	—	—	36,128	—	No	No	3	—	—
3M Corona Plant ID: 0400191	4	—	—	—	—	4,100	—	No	No	—	—	—
Greystone Plant ID: 4700119	4	—	—	—	—	26,753	—	No	No	—	—	—
Wausau Plant ID: 4702918	1	—	—	—	—	3,070	—	No	No	—	—	—
Total	9	—	—	—	—	$70,051	—			3	—	—